

                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION

FORM 3                                                          Washington, D. C. 20549

                                           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
                        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                      Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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|1 Name and Address of Reporting Person *           |2 Date of Event   |4 Issuer Name and Ticker/Trading Symbol|6 If Amendment,    |
|                                                   | Requiring        |                                       | Date of Original  |
|  McMurtry, Jr.Milton  E.                          | Statement        |Washington Homes, Inc. WHI             | (Month/Day/Year)  |
| (Last)               (First)              (Middle)| (Month/Day/Year) |---------------------------------------|                   |
|                                                   |                  |5 Relationship of Reporting            |-------------------|
|  1802 Brightseat Road                             |         4/30/99  | Person(s) to Issuer                   |7 Individual or    |
|                     (Street1)                     |------------------|         (Check all applicable)        | Joint/Group Filing|
|                                                   |3 IRS Identifica- | (   ) Director         (   ) 10% Owner| (Check Applicable)|
|                                                   | tion Number of   |                                       | Form filed by:    |
|                     (Street2)                     | Reporting Person,| ( X ) Officer          (   ) Other    | (X) One Reporting |
|                                                   | if an entity     | (Give Title below)     (Specify below)|     Person        |
|  Landover     MD  20785                           |   (Voluntary)    |                                       | ( ) More Than One |
| (City)                            (State)   (Zip) |                  |  Vice President                       |   Reporting Person|
|---------------------------------------------------|------------------|---------------------------------------|-------------------|

                                    Table I  -  Non-Derivative Securities Beneficially Owned
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|1 Title of Security                               |2 Amount of Securities|3 Ownership:  |4 Nature of Indirect Beneficial Ownership|
|  (Instruction 4)                                 | Beneficially Owned   | Direct (D) or|             (Instruction 5)             |
|                                                  |    (Instruction 4)   | Indirect (I) |                                         |
|                                                  |                      |   (Instr 5)  |                                         |
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|No Secutities Owned                               |                      |              |                                         |
|--------------------------------------------------|----------------------|--------------|-----------------------------------------|

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                  SEC 1473 (7-97)



                                                             FORM 3 (Continued)
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            Table II  -  Derivative Securities Beneficially Owned (Puts, Calls, Warrants, Options, Convertible Securities)
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|1 Title of Derivative Security|2 Date             |3 Title and Amount of               |4 Conver- |5 Owner- |6 Nature of Indirect |
|  (Instruction 4)             | Exercisable and   | Securities Underlying              | sion or  | ship:   | Beneficial Ownership|
|                              | Expiration Date   | Derivative Security                | Exercise | Direct  |    (Instruction 5)  |
|                              |  (Month/Day/Year) |           (Instruction 4)          | Price of | (D)or   |                     |
|                              |-------------------|------------------------------------| Deriv-   | Indirect|                     |
|                              | Date    | Expira- |                          |Amount or| ative    | (I)     |                     |
|                              | Exer-   | tion    |           Title          |Number   | Security |(Instr 5)|                     |
|                              | cisable | Date    |                          |of Shares|          |         |                     |
|                              |         |         |                          |         |          |         |                     |
|------------------------------|---------|---------|--------------------------|---------|----------|---------|---------------------|
|No Secutities Owned           |         |         |                          |         |          |         |                     |
|------------------------------|---------|---------|--------------------------|---------|----------|---------|---------------------|

Explanation of Responses:



                                                                              Milton E. McMurtry                          4/30/99
                                                                            _____________________________________        ___________
                                                                              **  Signature of Reporting Person             Date

**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  Transmit one copy of this Form to EDGAR, using a typed signature.
       If space is insufficient, see Intruction 6 for procedure.                                                    SEC 1473 (7-97)